Exhibit 10.2
Fifth Amendment to the Development and Research Agreement
Amendment Effective Date: May 14, 2009
This fifth amendment (Amendment) to the Development and Research Agreement dated 1 April 2002 is by and among LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc. as amended by four letter agreements dated March 31, 2004, December 21, 2004, December 7, 2005 and June 1, 2005, respectively (Development Agreement).
The parties agree to hereby add UBS as a party to the Development Agreement and the parties to the Development Agreement shall be LifeScan, Inc, a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan), Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The Parties wish to amend the Development Agreement in the manner set out in this Amendment to clarify certain matters which have arisen since the Development Agreement was signed.
This Amendment is to take effect upon execution by the Parties and is to operate and be interpreted according to the provisions of the Development Agreement.
In consideration of the mutual promises, covenants and agreements set forth in this Amendment and in the Development Agreement, the Parties agree as follows:
Amendments
1.	Paragraph 1.8 of the Development Agreement is deleted and replaced with the following:

“1.8 Program” means the annual list of research and development projects created by UNIVERSAL BIOSENSORS for the Steering Committee in accordance with Section 2.1(a).”

2.	Paragraph 2.1(a) of the Development Agreement is deleted and replaced with the following:
“(a)	Effective immediately and prior to December in each year for the following year during the term of this Agreement, UNIVERSAL BIOSENSORS shall prepare an annual list of research and development projects including work plans and cost estimates for UNIVERSAL BIOSENSORS to work on during the calendar year or

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part thereof and submit it to the Steering Committee. The Steering Committee shall review and determine which projects are to be funded during that calendar year. Notwithstanding the definition in Section 1.8 or Exhibit B, the funded projects shall become the Program for such calendar year or part thereof.”
3.	The parties agree to delete paragraph 2.2 to the Development Agreement and replace it with the following:
“(a)	Supervision of the Program shall be provided by the Joint Steering Committee as defined in that certain Amended and Restated Master Services and Supply Agreement between the parties dated 29 October 2007 (the “Master Agreement”) and that any references to the Steering Committee in this Development Agreement shall be deemed to refer to the Joint Steering Committee in the Master Agreement.

(b)	For clarification the parties agree the establishment, composition and decision making provisions for the Joint Steering Committee in Article 4 of the Master Agreement shall also apply to and govern the Steering Committee in this Development Agreement.”
4.	The parties agree to delete paragraph 4.1 to the Development Agreement and replace it with the following:
“4.1(a)	In the period from April 1, 2009 until December 31, 2009, LIFESCAN shall make payments to UNIVERSAL BIOSENSORS in the amount of US$250,000 (two hundred and fifty thousand US dollars) per calendar quarter with the payment to be made within 30 days of the beginning of each quarter. LIFESCAN agrees it will fund during the calendar year commencing January 1, 2010, an amount that is to be determined in its discretion, and that is between US$5,000,000 (five million US dollars) and US$9,000,000 (nine million US dollars) depending on the Program recommended by the Joint Steering Committee. Unless otherwise agreed, payment will be made in equal quarterly tranches within 30 days of the beginning of each quarter. In subsequent years during the term of this Development Agreement, the Steering Committee will recommend the Program and a funding level for each party based on the success of the Initial Product and consistent with LIFESCAN’s strategic and financial interests for such year.

(b)	Notwithstanding the foregoing, in the event: (i) the Milestone (defined in the Master Agreement) for the Initial Product has not been achieved before January 1, 2010, then LifeScan shall fund US$4,000,000 (four million US dollars) to UNIVERSAL BIOSENSORS within 30 days to prepay the Program; and (ii) the Milestone for the Initial Product has not been achieved before April 1, 2010, then LIFESCAN shall fund an additional US$4,000,000 (four million US dollars) to

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UNIVERSAL BIOSENSORS within 30 days to prepay the Program for 2010. For clarification, UNIVERSAL BIOSENSORS agrees that if LIFESCAN has paid the payments in paragraph (i) and/or (ii) above, they shall be credited toward the funding in paragraph (a) above for development research due to UNIVERSAL BIOSENSORS in 2010.

(c)	For clarification, UNIVERSAL BIOSENSORS agrees that any amounts paid to it by LIFESCAN in this Section 4.1 shall be dedicated solely to the Program and/or a Product and cannot be used for any other projects of UNIVERSAL BIOSENSORS without the prior written consent of LIFESCAN.

(d)	At the direction of UNIVERSAL BIOSENSORS, payments under this clause 4.1 may be made to Universal Biosensors Pty Limited, recognizing that the research and development activities under this Agreement will be conducted by Universal Biosensors Pty. Limited. UNIVERSAL BIOSENSORS shall notify LifeScan of the party to which payment shall be made within 15 days of the date any payment is due.”
5.	The parties agree to delete Exhibit B and Exhibit E in their entirety and in each case replace with a notation “[Intentionally left blank].”

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The Parties agree that all other provisions in the Development Agreement remain unchanged and effective.
Executed as a deed by the duly authorized representative of each Party as of the date first written above.

Executed by LifeScan, Inc.	)
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Name:

Title:

Executed by Universal Biosensors Pty Ltd	)
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Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors,	)
Inc.	)

Name

Title
[Execution Page for Fifth Amendment to the Development Agreement]

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